Exhibit 99.1

NEWS RELEASE

Contact:	Connie Chandler

Investor Relations

Tele: 714-573-1121

Email: investor_relations@mflex.com

M-FLEX REVISES ITS FISCAL THIRD QUARTER GUIDANCE FOR NET INCOME

DOWNWARD AND CONFIRMS REVENUE GUIDANCE

Anaheim, CA, July 13, 2006 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, said today that it is revising downward its estimate for net income for its fiscal third quarter ended June 30, 2006, while confirming its earlier revenue guidance.

The company currently expects its net income for the fiscal third quarter to be between $7.5 million to $8.5 million. On May 9, 2006, the company estimated earnings to be in the range of $12.2 million to $13.6 million. M-Flex, however, confirmed its earlier revenue guidance of between $126.0 million and $136.0 million.

According to M-Flex’s chairman and chief executive officer, Phil Harding, the earnings shortfall resulted principally from an unexpected increase in the cost of goods sold. The company believes the increased cost of goods sold was driven by a change in product mix at lower margins. Also, the company experienced increased labor costs and lower yields during the quarter. Some of the increased labor costs and lower yields were associated with new employees hired during the third quarter who were being trained to support the MFC2 expansion expected to become operational in the quarter ending December 2006.

About M-Flex

M-Flex (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, personal digital assistants, mobile power adapters, medical devices, computer/data storage, and portable bar code scanners. M-Flex completed its initial public offering in June 2004, and its common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding revenues, net sales, net income, gross margins and growth and expansion of the company’s facilities. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “assume,” “will,” “plan,” “expect,” “estimate,” “aim,” “intend,” “project,” “anticipate,” or similar words. Actual events or results may differ materially from those stated or implied by the company’s forward-looking statements as a result of a variety of factors, including the impact of changes in demand for the company’s products, including product mix, and the company’s success with new and current customers, the company’s ability to develop and deliver new technologies, the company’s ability to diversify its customer base, the company’s effectiveness in managing manufacturing processes and costs and expansion of its operations, the degree to which the company is able to utilize available manufacturing capacity (including the company’s ability to manage its labor expense), enter into new markets and execute its strategic plans, the impact of competition and of technological advances, whether the company is able to make the offer to acquire the outstanding shares of MFS and the success of that offer, if made, the company’s ability to finance such offer, whether the company is able to privatize MFS if such offer is successfully made, and other risks detailed from time to time in the company’s SEC reports, including its Quarterly Report on Form 10-Q for the second fiscal quarter ended March 31, 2006. These forward-looking statements represent the company’s judgment as of the date of this news release. The company disclaims any intent or obligation to update these forward-looking statements.

Additional Information and Where to Find It

M-Flex has not yet commenced any offer for the shares of MFS. The offer, if made, will be made only pursuant to the Offer Document/Prospectus included in the Registration Statement on Form S-4 (the “S-4”) that was filed with the U.S. Securities and Exchange Commission (“SEC”) on June 27, 2006, which also contains a proxy statement with respect to the special stockholders meeting to be held by M-Flex. Information contained in this news release is not a substitute for the information contained in the S-4 or any other relevant document that M-Flex may file with the SEC. Stockholders and investors are urged to read the S-4 and any other relevant document filed with the SEC when they become available, and before making any voting or investment decision, because such documents will contain important information, including detailed risk factors about M-Flex, MFS and the proposed transaction. These documents are or will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request for such a filing to M-Flex at 3140 East Coronado Street, Anaheim, California, 92806, Attention: Investor Relations, or by telephone at (714) 573-1121, or by email to investor_relations@mflex.com, or through M-Flex’s website (www.mflex.com) as soon as reasonably practicable after such material is filed with or furnished to the SEC. This information also will be available on the website of the Singapore Securities Exchange Trading Limited at www.sgx.com.

M-Flex, MFS and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from M-Flex stockholders in connection with the proposed transaction. Information about the directors and executive officers of M-Flex and their ownership of M-Flex stock is set forth in the proxy statement for M-Flex’s 2006 Annual Meeting of Stockholders. Information about the directors and executive officers of MFS and their ownership of MFS shares is set forth in the annual report of MFS. Investors may obtain additional information regarding the interests of such participants by reading the S-4.

####